CAMPBELL REPORTS FOURTH-QUARTER FISCAL 2024 RESULTS;
PROVIDES FULL-YEAR FISCAL 2025 GUIDANCE

For the fourth quarter:
•Net Sales increased 11% to $2.3 billion and decreased 1% on an organic basis.
•Earnings Before Interest and Taxes (EBIT) decreased to $77 million. Adjusted EBIT increased 36% to $329 million including the impact of the Sovos Brands, Inc. (Sovos Brands) acquisition.
•Earnings Per Share (EPS) decreased to $(0.01). Adjusted EPS increased 26% to $0.63.

For the full year:
•Net Sales increased 3% to $9.6 billion and decreased 1% on an organic basis.
•EBIT decreased to $1 billion. Adjusted EBIT increased 6% to $1.5 billion including the impact of the Sovos Brands acquisition.
•EPS decreased to $1.89. Adjusted EPS increased 3% to $3.08.
•Returned $512 million to shareholders including $445 million in dividends.
•Fiscal 2025 Investor Day to be held on September 10, 2024 at Nasdaq MarketSite.

CAMDEN, N.J., Aug. 29, 2024—Campbell Soup Company (NASDAQ:CPB) today reported results for its fourth-quarter and full-year fiscal 2024 ended July 28, 2024. Unless otherwise stated, all comparisons are to the same period of fiscal 2023.

CEO Comments
“We finished fiscal 2024 with solid fourth-quarter performance including sequential volume improvement and margin expansion versus prior year and delivered significant progress against our longer-term strategic plan despite an evolving consumer landscape,” said Campbell’s President and CEO, Mark Clouse. “I’d like to thank the entire Campbell's team for finding ways to deliver solid results in this dynamic environment. The strength of the Meals & Beverages recovery, including Soup, was a standout in the quarter as was the competitive advantage of our supply chain. The integration of Sovos Brands is progressing ahead of our expectations, marking a transformative shift in our Meals & Beverages growth trajectory. We’ve also advanced our Snacks margin journey, while delivering significant innovation and improved sales and marketing capabilities. All of this provides continued confidence in our ability to deliver sequential progress in fiscal 2025 as we continue to navigate the steady and ongoing recovery in the industry. More importantly, as we look ahead, we are strengthening our conviction in our longer-term outlook driven by our advantaged market-leading brands, capabilities and execution. We look forward to providing the roadmap and expectations for Campbell's next chapter of growth at our upcoming investor day."

	Three Months Ended			Twelve Months Ended
($ in millions, except per share)	July 28, 2024	July 30, 2023	% Change	July 28, 2024	July 30, 2023	% Change
Net Sales
As Reported (GAAP)	$2,293	$2,068	11%	$9,636	$9,357	3%
Organic			(1)%			(1)%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$77	$272	(72)%	$1,000	$1,312	(24)%
Adjusted	$329	$242	36%	$1,454	$1,367	6%
Diluted Earnings Per Share
As Reported (GAAP)	$(0.01)	$0.57	n/m	$1.89	$2.85	(34)%
Adjusted	$0.63	$0.50	26%	$3.08	$3.00	3%

n/m - not meaningful
Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.

Items Impacting Comparability
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended		Twelve Months Ended
	July 28, 2024	July 30, 2023	July 28, 2024	July 30, 2023
As Reported (GAAP)	$(0.01)	$0.57	$1.89	$2.85

Costs associated with cost savings and optimization initiatives	$0.10	$0.04	$0.28	$0.17

Costs associated with acquisition	$0.04	$0.01	$0.36	$0.01

Commodity mark-to-market losses (gains)	$0.07	$(0.08)	$0.05	$(0.05)

Accelerated amortization	$0.02	$0.02	$0.07	$0.02

Pension and postretirement actuarial losses (gains)	$0.08	$(0.10)	$0.08	$(0.04)

Impairment charges	$0.33	$—	$0.33	$—

Certain litigation expenses	$0.01	$—	$0.02	$—

Cybersecurity incident costs	$—	$—	$0.01	$—

Charges associated with divestiture	$—	$0.04	$—	$0.04

Adjusted*	$0.63	$0.50	$3.08	$3.00

*Numbers may not add due to rounding.

Fourth-Quarter Results
Net sales in the quarter increased 11% to $2.3 billion driven by the benefit from the Sovos Brands acquisition, which is also referred to below as the acquisition. Organic net sales decreased 1% to $2.0 billion with net price realization down 2%, partially offset by 1% favorable volume / mix that sequentially improved from the third quarter.

Gross profit increased to $675 million from $656 million. Gross profit margin was 29.4% compared to 31.7%. Excluding items impacting comparability, adjusted gross profit increased to $719 million from $632 million. Adjusted gross profit margin increased 80 basis points to 31.4% mainly driven by supply chain productivity improvements, which more than offset unfavorable net price realization, higher cost inflation and other supply chain costs, and the impact of the acquisition.

Marketing and selling expenses, which represented approximately 8% of net sales, decreased 6% to $188 million. Excluding items impacting comparability, adjusted marketing and selling expenses decreased 4% to $187 million, primarily driven by lower advertising and consumer expense (A&C) on the base business as the company lapped significant spending in the prior year. Reductions in A&C on the base business and lower incentive compensation were partially offset by the impact of the acquisition.

Administrative expenses increased 9% to $182 million. Excluding items impacting comparability, adjusted administrative expenses increased 1% to $165 million driven by the impact of the acquisition and higher general and administrative costs, mostly offset by the benefits from cost savings initiatives and lower incentive compensation.

Other expenses were $181 million compared to other income of $9 million, primarily driven by $129 million of non-cash impairment charges related to Pop Secret and Allied brands (including Tom's, Jays, Kruncher's, O-Ke-Doke, Stella D'oro and Archway) and by pension and postretirement actuarial adjustments. Excluding items impacting comparability, adjusted other expenses were $12 million compared to $7 million, driven by higher amortization of intangible assets related to the acquisition and lower pension and postretirement benefit income.

As reported EBIT decreased to $77 million from $272 million primarily driven by the above-mentioned impairment charges and pension and postretirement actuarial adjustments. Excluding items impacting comparability, adjusted EBIT increased 36% to $329 million primarily due to higher adjusted gross profit from the contribution of the acquisition and base business performance.

Net interest expense was $83 million compared to $47 million, primarily due to an increase in interest expense related to higher levels of debt to fund the acquisition. The effective tax rate was 50.0% compared to 24.9% driven by the impact of impairment charges. Excluding items impacting comparability, the adjusted effective tax rate increased 10 basis points to 23.2%.

As reported EPS were a loss of $0.01 per share compared to earnings of $0.57 per share. Excluding items impacting comparability, adjusted EPS increased 26% to $0.63 per share primarily reflecting the increase in adjusted EBIT, partially offset by higher net interest expense. The acquisition was approximately neutral to fourth-quarter adjusted earnings per share.

Full-Year 2024 Results
Net sales increased 3% to $9.6 billion driven by the benefit of the recent acquisition. Organic net sales decreased 1% to $9.2 billion with unfavorable volume / mix partially offset by the benefit of net price realization.

As reported EBIT decreased 24% to $1.0 billion primarily driven by the impact of impairment charges and costs associated with the acquisition. Excluding items impacting comparability, adjusted EBIT increased 6% to $1.5 billion primarily due to higher adjusted gross profit from the contribution of the acquisition, partially offset by higher adjusted marketing and selling and adjusted other expenses.

Net interest expense increased 32% to $243 million. Excluding items impacting comparability, adjusted net interest expense was $241 million compared to $184 million, primarily due to an increase in interest expense related to higher levels of debt to fund the acquisition. The effective tax rate increased 120 basis points to 25.1%. Excluding items impacting comparability, the adjusted effective tax rate was comparable to the prior year at 23.7%.

As reported EPS decreased to $1.89 per share compared to $2.85 per share. Excluding items impacting comparability, adjusted EPS increased $0.08, or 3%, to $3.08 per share primarily reflecting the increase in adjusted EBIT, partially offset by higher adjusted net interest expense. The acquisition was approximately neutral to full-year adjusted earnings per share.

Cash flow from operations was $1.2 billion compared to $1.1 billion primarily due to changes in working capital. Capital expenditures were $517 million compared to $370 million. In line with Campbell’s commitment to return value to its shareholders, the company paid $445 million of cash dividends and repurchased common stock of approximately $67 million. As of the fiscal year end, the company had approximately $301 million remaining under the current $500 million strategic share repurchase program and approximately $37 million remaining under its $250 million anti-dilutive share repurchase program.

Cost Savings Program from Continuing Operations
Through the fourth quarter, Campbell has delivered $950 million of total savings under its $1 billion multi-year cost savings program, inclusive of $60 million realized in fiscal 2024.

Additionally, post-closing, the company achieved $10 million in cost synergies related to the Sovos Brands integration plan.

Full-Year Fiscal 2025 Guidance:
Campbell's full-year fiscal 2025 guidance reflects a balance between sequential progress and pragmatism as the company continues to navigate the on-going consumer recovery. The upper end of the range anticipates a quicker normalization of the consumer environment while the lower end of the range assumes a slower, more conservative pace of recovery.

The recent Pop Secret business divestiture closed on August 26, 2024, and accordingly, full-year guidance is inclusive of the lost sales and earnings of that business for the remaining eleven months of fiscal year 2025. The estimated impact of this divestiture is expected to reduce reported net sales growth by approximately 1% and have an expected dilutive impact of $0.04 to adjusted EPS in fiscal 2025.

Guidance reflects the following underlying assumptions:
•Fiscal 2025 comprises 53 weeks, one additional week compared to fiscal 2024. The benefit of the 53rd week is included in the fiscal 2025 guidance below and is estimated to be worth approximately 2 points of growth to both reported and organic net sales and adjusted EBIT, along with $0.06 of adjusted EPS.
•Net sales growth of 9% to 11% reflecting a full twelve-month contribution from Sovos Brands and the loss of eleven months of net sales from the divestiture of Pop Secret.
•Organic net sales flat to up 2% reflecting modestly positive volume/mix compared to fiscal 2024.
•Adjusted EBIT growth of 9% to 11%, including the contribution from the acquisition, the impact of the divestiture of Pop Secret and reflecting the following:
◦Inflation in the low-single digit range, with continued mitigation through a variety of levers including productivity improvements of approximately 3% and cost savings initiatives of approximately $70 million, inclusive of cost synergies related to the integration of Sovos Brands.
•A continued commitment to brand investments, with marketing and selling expenses as a percent of net sales expected to return into the targeted range of 9-10%, including an increase in the first quarter of fiscal 2025.
•Total company adjusted EBIT margin comparable to fiscal 2024. Snacks operating margin is expected to reflect modest growth inclusive of the near-term margin impact of the Pop Secret divestiture. Meals & Beverages operating margin is expected to be modestly lower reflecting the mix impact of Sovos Brands, partially offset by a modest margin improvement in the base business.
•Adjusted EPS growth of 1% to 4% with Sovos Brands expected to be approximately neutral and including the impact of the Pop Secret divestiture.
•Adjusted net interest expense expected to be between $350 million and $355 million.
◦Net interest expense is expected to be higher than fiscal 2024 reflecting a full year of incremental debt related to the Sovos Brands acquisition and higher expected interest expense associated with the anticipated refinancing of the company’s March 2025 bond maturities, with expected debt issuance timing driven by market conditions.

Other additional guidance assumptions can be found in the accompanying investor presentation available at investor.campbellsoupcompany.com/events-and-presentations.

The full-year fiscal 2025 guidance is set forth in the table below:

	FY2024 Results		FY2025 Guidance
($ in millions, except per share)
Net Sales	$9,636		+9% to +11%
Organic Net Sales[1]	$9,525		0% to 2%

Adjusted EBIT	$1,454	*	+9% to +11%

Adjusted EPS	$3.08	*	+1% to +4%
			$3.12 to $3.22

* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.
1 Growth rate adjusted for Sovos Brands which was acquired on March 12, 2024, the impact of the 53rd week in fiscal 2025 and Pop Secret which was divested on August 26, 2024.
Note: A non-GAAP reconciliation is not provided for fiscal 2025 guidance as the company is unable to reasonably estimate the full-year financial impact of items such as actuarial gains or losses on pension and postretirement plans because these impacts are dependent on future changes in market conditions. The inability to predict the amount and timing of these future items makes a detailed reconciliation of these forward-looking financial measures impracticable.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

	Three Months Ended July 28, 2024
	($ in millions)
	Meals & Beverages	Snacks*	Total
Net Sales, as Reported	$1,200	$1,093	$2,293

Volume/Mix	2%	—%	1%
Net Price Realization	(1)%	(2)%	(2)%
Organic Net Sales	1%	(3)%	(1)%
Currency	—%	—%	—%
Acquisition / (Divestiture)[1]	27%	—%	12%
% Change vs. Prior Year	28%	(3)%	11%

Segment Operating Earnings	$211	$159
% Change vs. Prior Year	60%	1%

*Numbers may not add due to rounding.
1 Reflects the incremental net sales associated with the Sovos Brands acquisition, which was completed on March 12, 2024, and the loss of net sales associated with the divestiture of the Emerald nuts business, which was completed on May 30, 2023.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

	Twelve Months Ended July 28, 2024
	($ in millions)
	Meals & Beverages*	Snacks	Total
Net Sales, as Reported	$5,258	$4,378	$9,636

Volume/Mix	(2)%	(2)%	(2)%
Net Price Realization	—%	1%	1%
Organic Net Sales	(1)%	(1)%	(1)%
Currency	—%	—%	—%
Acquisition / (Divestiture)[1]	9%	(1)%	4%
% Change vs. Prior Year	7%	(2)%	3%

Segment Operating Earnings	$974	$648
% Change vs. Prior Year	9%	1%

*Numbers may not add due to rounding.
1 Reflects the incremental net sales associated with the Sovos Brands acquisition, which was completed on March 12, 2024, and the loss of net sales associated with the divestiture of the Emerald nuts business, which was completed on May 30, 2023.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals & Beverages
Net sales in the quarter increased 28% driven by the benefit of the Sovos Brands acquisition. Excluding the acquisition, organic net sales increased 1% driven by gains in U.S. Soup, foodservice and Prego pasta sauces, partially offset by declines in beverages. Favorable volume / mix of 2% was partially offset by lower net price realization of 1%. Sales of U.S. soup increased 2% primarily due to an increase in broth, partially offset by decreases in ready-to-serve soups and condensed soups.

Operating earnings in the quarter increased 60% primarily driven by the contribution of the acquisition and higher gross profit in the base business. Gross profit margin increased due to lower other supply chain costs, supply chain productivity improvements and favorable mix, partially offset by moderate inflation, the impact of the recent acquisition and planned unfavorable net price realization.

Snacks
Net sales, both reported and organic, decreased 3% in the quarter. Volume / mix was flat with approximately 1% growth in power brands and a 1% reduction in partner and contract brands. In addition, there was slightly more than a 2% unfavorable net price realization of which approximately half was a planned net pricing investment and the balance reflecting the lapping of favorable trade phasing in the fourth quarter of fiscal 2023.

Operating earnings in the quarter increased 1% primarily due to lower marketing and selling expenses, partially offset by lower gross profit. Gross profit margin decreased due to higher other supply chain costs and lower net price realization, partially offset by supply chain productivity improvements.

Corporate
Corporate expense was $272 million in the fourth quarter of fiscal 2024 compared to $17 million. The increase was primarily due to non-cash items impacting comparability, partially offset by lower administrative expenses.

Conference Call and Webcast
Campbell will host a conference call to discuss these results today at 8:00 a.m. Eastern Time. Participants calling from the U.S. may dial in using the toll-free phone number (888) 210-3346. Participants calling from outside the U.S. may dial in using phone number +1 (646) 960-0253. The conference access code is 2518868. In addition to dial-in, access to a live listen-only audio webcast and accompanying slide presentation, as well as a replay of the webcast, will be available at investor.campbellsoupcompany.com/events-and-presentations.

Reportable Segments
Campbell Soup Company earnings results are reported as follows:

Meals & Beverages, which consists of our soup, simple meals and beverage products in retail and foodservice in U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; V8 juices and beverages; and Campbell’s tomato juice; and as of March 12, 2024, Rao's pasta sauces, dry pasta, frozen entrées, frozen pizza and soups; Michael Angelo's frozen entrées and pasta sauces; and noosa yogurts. The segment also includes snacking products in foodservice and Canada.

Snacks, which consists of Pepperidge Farm cookies*, crackers, fresh bakery and frozen products, including Goldfish crackers*, Snyder’s of Hanover pretzels*, Lance sandwich crackers*, Cape Cod potato chips*, Kettle Brand potato chips*, Late July snacks*, Snack Factory pretzel crisps*, and other snacking products in retail in the U.S. We refer to the * brands as our "power brands." The segment also includes the retail business in Latin America. The segment included the results of our Emerald nuts business, which was sold on May 30, 2023, and Pop Secret business, which was sold on August 26, 2024.

About Campbell
For more than 150 years, Campbell (Nasdaq:CPB) has been connecting people through food they love. Generations of consumers have trusted us to provide delicious and affordable food and beverages. Headquartered in Camden, N.J. since 1869, the company generated fiscal 2024 net sales of $9.6 billion. Our portfolio includes iconic brands such as Campbell’s, Cape Cod, Goldfish, Kettle Brand, Lance, Late July, Milano, Michael Angelo's, noosa, Pace, Pacific Foods, Pepperidge Farm, Prego, Rao's, Snyder’s of Hanover, Swanson and V8. Campbell has a heritage of giving back and acting as a good steward of the environment. The company is a member of the Standard & Poor's 500 as well as the FTSE4Good and Bloomberg Gender-Equality Indices. For more information, visit www.campbellsoupcompany.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Rebecca Gardy	James Regan
(856) 342-6081	(856) 219-6409
Rebecca_Gardy@campbells.com	James_Regan@campbells.com

Forward-Looking Statements

This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate, and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: the risk that the cost savings and any other synergies from the Sovos Brands, Inc. (“Sovos Brands”) transaction may not be fully realized or may take longer or cost more to be realized than expected, including that the Sovos Brands transaction may not be accretive within the expected timeframe or the extent anticipated; the risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging and transportation; the company’s ability to execute on and realize the expected benefits from its strategy, including growing sales in snacks and growing/maintaining its market share position in soup; the impact of strong competitive responses to the company’s efforts to leverage its brand power with product innovation, promotional programs and new advertising; the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; the ability to realize projected cost savings and benefits from cost savings initiatives and the integration of recent acquisitions; disruptions in or inefficiencies to the company’s supply chain and/or operations, including reliance on key co-manufacturer and supplier relationships; the risks related to the effectiveness of the company's hedging activities and the company's ability to respond to volatility in commodity prices; the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; changes in consumer demand for the company’s products and favorable perception of the company’s brands; changing inventory management practices by certain of the company’s key customers; a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; product quality and safety issues, including recalls and product liabilities; the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; the uncertainties of litigation and regulatory actions against the company; the costs, disruption and diversion of management’s attention associated with activist investors; a disruption, failure or security breach of the company’s or the company's vendors' information technology systems, including ransomware attacks; impairment to goodwill or other intangible assets; the company’s ability to protect its intellectual property rights; increased liabilities and costs related to the company’s defined benefit pension plans; the company’s ability to attract and retain key talent; goals and initiatives related to, and the impacts of, climate change, including weather-related events; negative changes and volatility in financial and credit markets, deteriorating economic conditions and other external factors, including changes in laws and regulations; unforeseen business disruptions or other impacts due to political instability, civil disobedience, terrorism, geopolitical conflicts, extreme weather conditions, natural disasters, pandemics or other outbreaks of disease or other calamities; and other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact the company’s outlook. The company disclaims any obligation or intent to update forward-looking statements in order to reflect new information, events or circumstances after the date of this release.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	July 28, 2024	July 30, 2023
Net sales	$2,293	$2,068
Costs and expenses
Cost of products sold	1,618	1,412
Marketing and selling expenses	188	199
Administrative expenses	182	167
Research and development expenses	26	26
Other expenses / (income)	181	(9)
Restructuring charges	21	1
Total costs and expenses	2,216	1,796
Earnings before interest and taxes	77	272
Interest, net	83	47
Earnings (loss) before taxes	(6)	225
Taxes on earnings	(3)	56
Net earnings (loss)	(3)	169
Net loss attributable to noncontrolling interests	—	—
Net earnings (loss) attributable to Campbell Soup Company	$(3)	$169
Per share - basic
Net earnings (loss) attributable to Campbell Soup Company	$(.01)	$.57
Weighted average shares outstanding - basic	298	298
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$(.01)	$.57
Weighted average shares outstanding - assuming dilution	298	299

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(millions, except per share amounts)

	Twelve Months Ended
	July 28, 2024	July 30, 2023
Net sales	$9,636	$9,357
Costs and expenses
Cost of products sold	6,665	6,440
Marketing and selling expenses	833	811
Administrative expenses	737	654
Research and development expenses	102	92
Other expenses / (income)	261	32
Restructuring charges	38	16
Total costs and expenses	8,636	8,045
Earnings before interest and taxes	1,000	1,312
Interest, net	243	184
Earnings before taxes	757	1,128
Taxes on earnings	190	270
Net earnings	567	858
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$567	$858
Per share - basic
Net earnings attributable to Campbell Soup Company	$1.90	$2.87
Weighted average shares outstanding - basic	298	299
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$1.89	$2.85
Weighted average shares outstanding - assuming dilution	300	301

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	July 28, 2024	July 30, 2023	Percent Change
Sales
Contributions:
Meals & Beverages	$1,200	$936	28%
Snacks	1,093	1,132	(3)%
Total sales	$2,293	$2,068	11%
Earnings
Contributions:
Meals & Beverages	$211	$132	60%
Snacks	159	158	1%
Total operating earnings	370	290	28%
Corporate income (expense)	(272)	(17)
Restructuring charges	(21)	(1)
Earnings before interest and taxes	77	272	(72)%
Interest, net	83	47
Taxes on earnings	(3)	56
Net earnings (loss)	(3)	169	n/m
Net loss attributable to noncontrolling interests	—	—
Net earnings (loss) attributable to Campbell Soup Company	$(3)	$169	n/m
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$(.01)	$.57	n/m
n/m - not meaningful

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	Twelve Months Ended
	July 28, 2024	July 30, 2023	Percent Change
Sales
Contributions:
Meals & Beverages	$5,258	$4,907	7%
Snacks	4,378	4,450	(2)%
Total sales	$9,636	$9,357	3%
Earnings
Contributions:
Meals & Beverages	$974	$894	9%
Snacks	648	640	1%
Total operating earnings	1,622	1,534	6%
Corporate income (expense)	(584)	(206)
Restructuring charges	(38)	(16)
Earnings before interest and taxes	1,000	1,312	(24)%
Interest, net	243	184
Taxes on earnings	190	270
Net earnings	567	858	(34)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$567	$858	(34)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$1.89	$2.85	(34)%

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)

	July 28, 2024	July 30, 2023
Current assets	$2,190	$2,061
Plant assets, net	2,698	2,398
Intangible assets, net	9,793	7,107
Other assets	554	492
Total assets	$15,235	$12,058
Current liabilities	$3,576	$2,222
Long-term debt	5,761	4,498
Other liabilities	2,102	1,675
Total equity	3,796	3,663
Total liabilities and equity	$15,235	$12,058
Total debt	$7,184	$4,689
Total cash and cash equivalents	$108	$189

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(millions)

	Twelve Months Ended
	July 28, 2024	July 30, 2023
Cash flows from operating activities:
Net earnings	$567	$858
Adjustments to reconcile net earnings to operating cash flow
Impairment charges	129	—
Restructuring charges	38	16
Stock-based compensation	99	63
Amortization of inventory fair value adjustment from acquisition	17	—
Pension and postretirement benefit expense (income)	39	(22)
Depreciation and amortization	411	387
Deferred income taxes	(47)	(5)
Net loss on sale of business	—	13
Other	138	100
Changes in working capital, net of acquisition and divestiture
Accounts receivable	(16)	(1)
Inventories	11	(64)
Other current assets	4	13
Accounts payable and accrued liabilities	(128)	(164)
Other	(77)	(51)
Net cash provided by operating activities	1,185	1,143
Cash flows from investing activities:
Purchases of plant assets	(517)	(370)
Purchases of route businesses	(29)	(13)
Sales of route businesses	34	1
Business acquired, net of cash acquired	(2,617)	—
Sale of business	—	41
Other	1	1
Net cash used in investing activities	(3,128)	(340)
Cash flows from financing activities:
Short-term borrowings, including commercial paper and delayed draw term loan	5,622	3,677
Short-term repayments, including commercial paper and delayed draw term loan	(5,576)	(3,749)
Long-term borrowings	2,496	500
Long-term repayments	(100)	(566)
Dividends paid	(445)	(447)
Treasury stock purchases	(67)	(142)
Treasury stock issuances	2	22
Payments related to tax withholding for stock-based compensation	(46)	(19)
Payments of debt issuance costs	(23)	—
Other	—	1
Net cash provided by (used in) financing activities	1,863	(723)
Effect of exchange rate changes on cash	(1)	—
Net change in cash and cash equivalents	(81)	80
Cash and cash equivalents — beginning of period	189	109
Cash and cash equivalents — end of period	$108	$189

Reconciliation of GAAP to Non-GAAP Financial Measures
Fiscal Year Ended July 28, 2024
Campbell Soup Company (the "company") uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance. Management considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of the company’s performance and trends in its underlying operating results. The adjustments on earnings may include but are not limited to items such as: unusual or non-recurring gains or charges; costs associated with cost savings and optimization initiatives; actuarial gains or losses on pension and postretirement plans; unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges; gains or losses on the extinguishment of debt; gains or losses on divestitures; costs associated with acquisitions; impairment charges or accelerated amortization; certain litigation expenses; and costs related to a cybersecurity incident. Depending upon facts or circumstances, management may change these adjustments. When these adjustments change, the company will provide updated definitions of its non-GAAP financial measures. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company will remove these items from its non-GAAP definitions.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency, acquisitions and divestitures. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	July 28, 2024				July 30, 2023			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,200	$2	$(257)	$945	$936	$—	$936	28%	1%
Snacks	1,093	—	—	1,093	1,132	(5)	1,127	(3)%	(3)%
Total Net Sales	$2,293	$2	$(257)	$2,038	$2,068	$(5)	$2,063	11%	(1)%

Twelve Months Ended
	July 28, 2024				July 30, 2023			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$5,258	$5	$(423)	$4,840	$4,907	$—	$4,907	7%	(1)%
Snacks	4,378	(2)	—	4,376	4,450	(51)	4,399	(2)%	(1)%
Total Net Sales	$9,636	$3	$(423)	$9,216	$9,357	$(51)	$9,306	3%	(1)%

Twelve Months Ended
	July 28, 2024
(millions)	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales for FY 2025 Guidance
Meals & Beverages	$5,258	$—	$5,258
Snacks	4,378	(111)	4,267
Total Net Sales	$9,636	$(111)	$9,525

Items Impacting Earnings
Adjusted Net earnings are net earnings excluding the impact of costs associated with cost savings and optimization initiatives, costs associated with acquisitions, unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges, accelerated amortization, actuarial gains or losses on pension and postretirement plans, impairment charges, certain litigation expenses, costs related to a cybersecurity incident, and gains or losses on divestitures. Management believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, management believes that investors may be able to better understand its results excluding these items.
The following items impacted earnings:
(1)The company has implemented several cost savings initiatives in recent years. In the fourth quarter of fiscal 2024, the company recorded Restructuring charges of $16 million and implementation costs and other related costs of $17 million in Cost of products sold and $7 million in Administrative expenses related to these initiatives. In the fourth quarter of fiscal 2023, the company recorded Restructuring charges of $1 million and implementation costs and other related costs of $6 million in Cost of products sold, $5 million in Marketing and selling expenses, $3 million in Administrative expenses and $1 million in Research and development expenses (aggregate impact of $13 million after tax, or $.04 per share) related to these initiatives. In fiscal 2024, the company recorded Restructuring charges of $17 million and implementation costs and other related costs of $54 million in Administrative expenses, $26 million in Cost of products sold, $4 million in Marketing and selling expenses and $3 million in Research and development expenses related to these initiatives. In fiscal 2023, the company recorded Restructuring charges of $16 million and implementation costs and other related costs of $24 million in Administrative expenses, $18 million in Cost of products sold, $5 million in Marketing and selling expenses and $3 million in Research and development expenses (aggregate impact of $50 million after tax, or $.17 per share) related to these initiatives.
In the second quarter of fiscal 2024, the company began implementation of a new optimization initiative to improve the effectiveness of its Snacks direct-store-delivery route-to-market network. In fiscal 2024, the company recognized $5 million in Marketing and selling expenses related to this initiative.
In the fourth quarter of fiscal 2024, the total aggregate impact related to the cost savings and optimization initiatives was $40 million ($31 million after tax, or $.10 per share). In fiscal 2024, the total aggregate impact related to the cost savings and optimization initiatives was $109 million ($83 million after tax, or $.28 per share).
(2)In the first quarter of fiscal 2024, the company announced its intent to acquire Sovos Brands, Inc. and on March 12, 2024, the acquisition closed. In the fourth quarter of fiscal 2024, the company incurred $14 million of costs associated with the acquisition, of which $5 million was recorded in Restructuring charges, $8 million in Administrative expenses and $1 million in Marketing and selling expenses. The aggregate impact was $11 million after tax, or $.04 per share. In the fourth quarter of fiscal 2023, the company incurred costs associated with the acquisition in Other expenses / (income) of $5 million ($4 million after tax, or $.01 per share). In fiscal 2024, the company incurred $126 million of costs associated with the acquisition, of which $21 million was recorded in Restructuring charges, $47 million in Administrative expenses, $35 million in Other expenses / (income), $3 million in Marketing and selling expenses, $2 million in Research and development expenses and $18 million in Cost of products sold, of which $17 million was associated with the acquisition date fair value adjustment for inventory. The company also recorded costs of $2 million in Interest expense related to costs associated with the Delayed Draw Term Loan Credit Agreement used to fund the acquisition. The aggregate impact was $128 million, $109 million after tax, or $.36 per share.
(3)In the fourth quarter of fiscal 2024, the company recognized losses in Cost of products sold of $27 million ($20 million after tax, or $.07 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the fourth quarter of fiscal 2023, the company recognized gains in Cost of products sold of $30 million ($23 million after tax, or $.08 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In fiscal 2024, the company recognized losses in Cost of products sold of $22 million ($16 million after tax, or $.05 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In fiscal 2023, the company recognized gains in Cost of products sold of $21 million ($16 million after tax, or $.05 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges.
(4)In the fourth quarter of fiscal 2024, the company recorded accelerated amortization expense in Other expenses / (income) of $7 million ($5 million after tax, or $.02 per share) related to customer relationship intangible assets due to the loss of certain contract manufacturing customers, which began in the fourth quarter of fiscal 2023. In the fourth quarter of fiscal 2023, the company recorded accelerated amortization expense in Other expenses / (income) of $7 million ($5 million after tax, or $.02 per share). In fiscal 2024, the company recorded accelerated amortization expense in Other expenses / (income) of $27 million ($20 million after tax, or $.07 per share).

(5)In the fourth quarter of fiscal 2024, the company recognized actuarial losses on pension and postretirement plans in Other expenses / (income) of $33 million ($25 million after tax, or $.08 per share). In the fourth quarter of fiscal 2023, the company recognized actuarial gains on pension and postretirement plans in Other expenses / (income) of $41 million ($31 million after tax, or $.10 per share). In fiscal 2023, the company recognized actuarial gains on pension and postretirement plans in Other expenses / (income) of $15 million ($11 million after tax, or $.04 per share).
(6)In the fourth quarter of fiscal 2024, the company recognized an impairment charge of $53 million in Other expenses / (income) on certain salty snacks and cookie trademarks within the Snacks segment, including Tom's, Jays, Kruncher's, O-Ke-Doke, Stella D'oro and Archway, collectively referred to as the company's "Allied brands". In fiscal 2024, sales and operating performance were below expectations due in part to competitive pressure and reduced margins. In the fourth quarter of fiscal 2024, based on recent performance and reevaluation of the position of the Allied brands within the portfolio, the company lowered its near-term and long-term outlook for future sales and operating performance.
In the fourth quarter of fiscal 2024, the company performed an impairment assessment on the assets in the Pop Secret business within the Snacks segment as sales and operating performance were below expectations due in part to competitive pressure and reduced margins, and as the company pursued divesting the business. As a result of these factors, in the fourth quarter of fiscal 2024, the company lowered the long-term outlook for the business and recognized an impairment charge of $76 million in Other expenses / (income) on the trademark. The sale of the business was completed on August 26, 2024.
The total aggregate impact of the impairment charges was $129 million ($98 million after tax, or $.33 per share).
(7)In the fourth quarter of fiscal 2024, the company recorded pre- and after-tax litigation expenses in Administrative expenses of $2 million ($.01 per share) related to certain litigation matters. In fiscal 2024, the company recorded pre- and after-tax litigation expenses in Administrative expenses of $5 million ($.02 per share) related to the Plum baby food and snacks business, which was divested on May 3, 2021, and certain other litigation matters.
(8)In fiscal 2024, the company recorded costs of $2 million in Cost of products sold and $1 million in Administrative expenses (aggregate impact of $2 million after tax, or $.01 per share) related to a cybersecurity incident that was identified in the fourth quarter of fiscal 2023.
(9)In the fourth quarter of fiscal 2023, the company recorded a pre- and after-tax loss in Other expenses / (income) of $13 million ($.04 per share) on the sale of its Emerald nuts business.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended			Twelve Months Ended
(millions, except per share amounts)	July 28, 2024	July 30, 2023	Percent Change	July 28, 2024	July 30, 2023	Percent Change
Gross profit, as reported	$675	$656	3%	$2,971	$2,917	2%
Gross profit margin, as reported	29.4%	31.7%	(230) pts	30.8%	31.2%	(40) pts
Costs associated with cost savings and optimization initiatives (1)	17	6		26	18
Costs associated with acquisition (2)	—	—		18	—
Commodity mark-to-market losses (gains) (3)	27	(30)		22	(21)
Cybersecurity incident costs (8)	—	—		2	—
Adjusted Gross profit	$719	$632	14%	$3,039	$2,914	4%
Adjusted Gross profit margin	31.4%	30.6%	80 pts	31.5%	31.1%	40 pts

Marketing and selling expenses, as reported	$188	$199	(6)%	$833	$811	3%
Costs associated with cost savings and optimization initiatives (1)	—	(5)		(9)	(5)
Costs associated with acquisition (2)	(1)	—		(3)	—
Adjusted Marketing and selling expenses	$187	$194	(4)%	$821	$806	2%
Administrative expenses, as reported	$182	$167	9%	$737	$654	13%
Costs associated with cost savings and optimization initiatives (1)	(7)	(3)		(54)	(24)
Costs associated with acquisition (2)	(8)	—		(47)	—
Certain litigation expenses (7)	(2)	—		(5)	—
Cybersecurity incident costs (8)	—	—		(1)	—
Adjusted Administrative expenses	$165	$164	1%	$630	$630	—%
Research and development expenses, as reported	$26	$26		$102	$92
Costs associated with cost savings and optimization initiatives (1)	—	(1)		(3)	(3)
Costs associated with acquisition (2)	—	—		(2)	—
Adjusted Research and development expenses	$26	$25		$97	$89
Other expenses / (income), as reported	$181	$(9)		$261	$32
Costs associated with acquisition (2)	—	(5)		(35)	(5)
Accelerated amortization (4)	(7)	(7)		(27)	(7)
Pension and postretirement actuarial gains (losses) (5)	(33)	41		(33)	15
Impairment charges (6)	(129)	—		(129)	—
Charges associated with divestiture (9)	—	(13)		—	(13)
Adjusted Other expenses / (income)	$12	$7		$37	$22

	Three Months Ended			Twelve Months Ended
(millions, except per share amounts)	July 28, 2024	July 30, 2023	Percent Change	July 28, 2024	July 30, 2023	Percent Change
Earnings before interest and taxes, as reported	$77	$272	(72)%	$1,000	$1,312	(24)%
Costs associated with cost savings and optimization initiatives (1)	40	16		109	66
Costs associated with acquisition (2)	14	5		126	5
Commodity mark-to-market losses (gains) (3)	27	(30)		22	(21)
Accelerated amortization (4)	7	7		27	7
Pension and postretirement actuarial losses (gains) (5)	33	(41)		33	(15)
Impairment charges (6)	129	—		129	—
Certain litigation expenses (7)	2	—		5	—
Cybersecurity incident costs (8)	—	—		3	—
Charges associated with divestiture (9)	—	13		—	13
Adjusted Earnings before interest and taxes	$329	$242	36%	$1,454	$1,367	6%
Interest, net, as reported	$83	$47		$243	$184
Costs associated with acquisition (2)	—	—		(2)	—
Adjusted Interest, net	$83	$47		$241	$184
Adjusted Earnings before taxes	$246	$195		$1,213	$1,183
Taxes on earnings (loss), as reported	$(3)	$56	n/m	$190	$270	(30)%
Effective income tax rate, as reported	50.0%	24.9%	n/m	25.1%	23.9%	120 pts
Costs associated with cost savings and optimization initiatives (1)	9	3		26	16
Costs associated with acquisition (2)	3	1		19	1
Commodity mark-to-market losses (gains) (3)	7	(7)		6	(5)
Accelerated amortization (4)	2	2		7	2
Pension and postretirement actuarial losses (gains) (5)	8	(10)		8	(4)
Impairment charges (6)	31	—		31	—
Certain litigation expenses (7)	—	—		—	—
Cybersecurity incident costs (8)	—	—		1	—
Adjusted Taxes on earnings	$57	$45	27%	$288	$280	3%
Adjusted effective income tax rate	23.2%	23.1%	10 pts	23.7%	23.7%	0 pts
Net earnings (loss) attributable to Campbell Soup Company, as reported	$(3)	$169	n/m	$567	$858	(34)%
Costs associated with cost savings and optimization initiatives (1)	31	13		83	50
Costs associated with acquisition (2)	11	4		109	4
Commodity mark-to-market losses (gains) (3)	20	(23)		16	(16)
Accelerated amortization (4)	5	5		20	5
Pension and postretirement actuarial losses (gains) (5)	25	(31)		25	(11)
Impairment charges (6)	98	—		98	—
Certain litigation expenses (7)	2	—		5	—
Cybersecurity incident costs (8)	—	—		2	—
Charges associated with divestiture (9)	—	13		—	13
Adjusted Net earnings attributable to Campbell Soup Company	$189	$150	26%	$925	$903	2%

	Three Months Ended			Twelve Months Ended
(millions, except per share amounts)	July 28, 2024	July 30, 2023	Percent Change	July 28, 2024	July 30, 2023	Percent Change
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$(.01)	$.57	n/m	$1.89	$2.85	(34)%
Costs associated with cost savings and optimization initiatives (1)	.10	.04		.28	.17
Costs associated with acquisition (2)	.04	.01		.36	.01
Commodity mark-to-market losses (gains) (3)	.07	(.08)		.05	(.05)
Accelerated amortization (4)	.02	.02		.07	.02
Pension and postretirement actuarial losses (gains) (5)	.08	(.10)		.08	(.04)
Impairment charges (6)	.33	—		.33	—
Certain litigation expenses (7)	.01	—		.02	—
Cybersecurity incident costs (8)	—	—		.01	—
Charges associated with divestiture (9)	—	.04		—	.04
Adjusted Diluted net earnings per share attributable to Campbell Soup Company*	$.63	$.50	26%	$3.08	$3.00	3%
* The sum of individual per share amounts may not add due to rounding.
n/m - not meaningful